FREE WRITING PROSPECTUS
FILED PUR SUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-03

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 03/31/25 14:05:21 UTC-4:00
To:	Daniel Thomas (WELLS FARGO SECURITI )
Subject:	BANK5 2025-5YR14 - PUBLIC NEW ISSUE **HEDGE RATIOS**

BANK5 2025-5YR14 - PUBLIC NEW ISSUE **HEDGE RATIOS**

BANK5 2025-5YR14

Hedge Ratio Calculations

Tranche Name	Balance	Dur	WAL	Hedge Ratio		Price %
A1	5,730,000	2.21	2.43	0.7985	to 3 year	100.00
A2	120,500,000	4.09	4.70	0.9179	to 5 year	101.00
A3	492,876,000	4.21	4.92	0.9642	to 5 year	103.00
AS	88,444,000	4.20	4.98	0.9629	to 5 year	103.00
B	44,222,000	4.16	4.98	0.9521	to 5 year	103.00
C	33,166,000	4.13	4.98	0.9188	to 5 year	100.00
D	9,950,000	4.26	4.98	0.8010	to 5 year	84.52
E	13,488,000	4.23	4.98	0.7613	to 5 year	81.00

3 Year Risk	2.764
5 Year Risk	4.495

Disclaimer:

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